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                                                                    Exhibit 4.1

                                 LUMONICS INC.

              1995 STOCK OPTION PLAN FOR EMPLOYEES AND DIRECTORS

     ____________________________________________________________________

1.   Purpose

     Lumonics Inc. 1995 Stock Option Plan for Employees and Directors (the "Plan") is intended to retain, and reward highly qualified employees and directors who will be motivated to contribute to the success of Lumonics Inc. and its subsidiaries (the "Company") and encouraged to purchase Common Shares of the Company (the "Common Shares"). The Plan shall come into force effective September 29th, 1995.

2.   Number of Common Shares to be Offered

     Stock options granted under the Plan ("Options" or "Option") shall be for the purchase of Common Shares, without nominal or par value, of the Company ("Option Shares" or "Option Share"). The maximum number of Common Shares that will be reserved for issuance and issued under this Plan shall not exceed 4,906,000 shares. The following restrictions shall also apply to this Plan as well as all other plans or stock option agreements to which the Company may be a party;

     (i) the aggregate number of Option Shares reserved for issuance pursuant to options granted to Insiders shall not exceed ten percent (10%) of the Outstanding Issue;

     (ii) Insiders shall not be issued, within any one year period, a number of Option Shares which exceeds ten percent (10%) of the Outstanding Issue;

     (iii) no Insider together with such Insider's Associates shall be issued, within any one year period, a number of Option Shares which exceeds five percent (5%) of the Outstanding Issue; and

     (iv) the number of Option Shares reserved for issuance pursuant to options to any one participant shall not exceed five percent (5%) of the Outstanding Issue.

     For the purpose of this Plan:

     "Associate" has the meaning assigned by the Securities Act (Ontario), as amended from time to time:

     "Insider" means:

     (i) an insider of the Company as defined by the Securities Act (Ontario) as amended from time to time, other than a person who falls within such definition solely by virtue of being a director or senior officer of a subsidiary of the Company; and
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     (ii)   an Associate of any person who is an insider by virtue of Clause (i)
            of this definition; and

            "Outstanding Issue" means the number Of Common Shares of the Company that are outstanding immediately prior to any issuance of Options under this Plan or any issuance of Option Shares, as the case may be, excluding Option Shares issued pursuant to the Plan during the preceding one year period.

     Upon the expiration, surrender or termination, in whole or in part, of an unexercised Option, the Option Shares subject to such unexercised Option shall be available for other Options to be granted from time to time.

3.   Administration

     The Plan shall be administered by the Compensation Committee of the Board of Directors of the Company (the "Committee") who shall be appointed by and serve at the pleasure of the Board of Directors (the "Board"). The Committee shall have full power and authority, subject to the terms of the Plan, to grant Options on behalf of the Company; to designate the individuals who are to be granted Options (the "Optionees" or "Optionee"); to set the date of grant, the number of Option Shares to be granted pursuant to each Option; and the other terms and conditions of the Options; and otherwise to interpret and construe the terms of the Plan. Any determination by the Committee shall be final and conclusive unless otherwise determined by the Board and, in any such event, such determination of the Board shall be final and conclusive. The day-to-day administration of the Plan may be delegated to such officers and employees of the Company as the Committee in its sole discretion shall determine.

4.   Terms and Conditions of Options

     (a) Individuals Eligible to Receive Options. The individuals eligible to receive Options shall be confined to such employees (including contract employees) and directors of the Company as shall be determined from time to time by the Committee. In making such determination, the Committee shall consider the duties and responsibilities of the individual, his or her present and potential contribution to the success of the Company, and such other factors as the Committee shall deem relevant in accomplishing the purposes of the Plan. Participation in the Plan shall be entirely voluntary and any decision by any individual not to participate shall not affect such individual's employment with the Company.

     (b) Grant of Options. From time to time the Committee or the Board of Directors shall grant Options on behalf of the Company under the Plan.

     (c) Option Price. The purchase price ("Option Price") for an Option Share shall be the Market Price per Common Share as at the date of grant. "Market Price" per Common Share at any date shall be the closing price of the Common Shares on The Toronto Stock Exchange (the "Exchange") (or if the Common Shares are not

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          then listed or posted for trading on the Exchange, on such stock exchange in Canada on which such shares are listed and posted for trading as may be selected for such purpose by the Committee) on the trading date immediately preceding the date of grant. In the event that the Common Shares are not listed and posted for trading on any stock exchange in Canada, the market price shall be the last trading price of the Common Shares on National Association of Securities Dealers Quotations Systems ("NASDAQ") on the trading day immediately preceding the date of grant. In the event that the Common Shares are not trading on NASDAQ, the market price shall be determined by the Committee in its sole discretion.

     (d) Exercise Period. An Option may be exercised at any time or from time to time within such period as the Committee shall determine (the "Exercise Period"), but in no event shall such Exercise Period be greater than 10 years from the date of grant. The Committee may, but shall not be required to, impose such conditions on the exercise of an Option as the Committee deems appropriate.

     (e) Methods of Payment. Payment for purchase of Option Shares shall be made in cash or by certified cheque. Only full shares shall be issued under the Plan.

     (f) Termination of Employment. The following shall apply in the event that the employment of an Optionee is terminated on a date prior to the expiration of the Exercise Period ("Termination Date"). For purposes of the Plan, the transfer of an Optionee to a different position or office within the Company shall not be considered a termination.

          (i) If the cause of termination is the voluntary retirement or dismissal for cause of the Optionee, the Optionee's Option shall terminate on the Termination Date. Provided that the Chief Executive Officer of the Company may extend such period for up to 30 days following the Termination Date prior to which date the Optionee may exercise all or any part of the Optionee's Option that has vested and is exercisable in accordance with the provisions of Section 4(d) hereof.

          (ii) If the cause of termination is other than the death, voluntary retirement or dismissal for cause of the Optionee, the Optionee's Option shall terminate 60 days following the Termination Date prior to which date the Optionee may exercise all or any part of the Optionee's Option that has vested and is exercisable in accordance with the provisions of Section 4(d) hereof. The Chief Executive Officer of the Company may extend such period for up to an additional 30 days.

          (iii) If the cause of termination is the death of the Optionee, the Optionee's Option shall terminate six (6) months following the Termination Date prior to which date the legal personal representative(s) of the deceased Optionee may exercise such portion of the Optionee's Option that has vested and is exercisable in accordance with the provisions of Section 4(d) hereof.

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          Notwithstanding the provisions of this paragraph (f), in no event may an Option be exercised after the expiration of the Exercise Period.

     (g) Transferability. An Option may not be assigned or transferred. Each Option will be exercisable during the lifetime of the Optionee only by the Optionee. In the event of the death of an Optionee, the legal personal representative(s) of the deceased Optionee may exercise, within the period set out in Section 4(f)(ii) hereof, such portion of the Optionee's Option that would have been exercisable by the Optionee on the date of death in accordance with the provisions of Section 4(d) hereof.

     (h) Reorganization and Recapitalization. In the event of any subdivision, redivision or change of the Common Shares of the Company at any time prior to the expiration of the Exercise Period into a greater number of shares, the Company shall deliver at the time of any exercise thereafter of the Option hereby granted such additional number of shares as would have resulted from such subdivision, redivision or change if such exercise of the Option hereby granted had been prior to the date of such subdivision, redivision or change.

          In the event of any consolidation or change of the Common Shares of the Company at any time prior to the expiration of the Exercise Period into a lesser number of shares, the number of shares deliverable by the Company on any exercise thereafter of the Option hereby granted shall be reduced to such number of shares as would have resulted from such consolidation or change if such exercise of the Option hereby granted had been prior to the date of such consolidation or change.

5.   Amendment and Discontinuance

     The Committee shall have the right to amend or modify this Plan or to terminate this Plan at any time without notice provided that an Optionee's rights are not thereby materially adversely affected and subject to any approvals required under the applicable rules of any stock exchange upon which the Common Shares of the Company are or may be listed.

6.   Employment Non-Contractual

     Nothing in this option shall be construed as conferring upon the Optionee any right to continue in the service of the Company or any subsidiary of the Company.

7.   Rights as a Shareholder

     The Optionee shall not have any rights as a shareholder with respect to any Option Shares issuable upon exercise of this Option until this Option has been validly exercised and the purchase price for such Option Share has been paid in full.

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8.   Nontransferability

     The Optionee's rights under this option are not assignable or transferable by the Optionee during the Optionee's lifetime and are exercisable during the Optionee's lifetime only by the Optionee.

9.   Corporate Action

     Nothing contained herein shall be construed so as to prevent the Company or any subsidiary of the Company from taking corporate action which is deemed by the Company or the subsidiary to be appropriate or in its best interest, whether or not such action would have an adverse effect on the Option.

10.  Government Regulation

     The Company's obligation to issue and deliver Common Shares under this Option is subject to:

     (a) the satisfaction of all requirements under applicable securities law in respect thereof and obtaining all regulatory approvals as the Company shall determine to be necessary or advisable in connection with the authorization, issuance or sale thereof, including shareholder approval, if required;

     (b) the admission of such Common Shares to listing on any stock exchange on which Common Shares may then be listed; and

     (c) the receipt from the Optionee of such representations, agreements and undertakings as to future dealings in such Common Shares as the Company determines to be necessary or advisable in order to safeguard against the violation of the securities law of any jurisdiction.

     In this connection, the Company shall take all reasonable steps to obtain such approvals and registrations as may be necessary for the issuance of such Common Shares in compliance with applicable securities law and for the listing of such Common Shares on any stock exchange on which such Common Shares are then listed.

11.  Approvals

     This Plan shall be subject to acceptance by The Toronto Stock Exchange (the "Exchange") in compliance with all conditions imposed by the Exchange. Any Options granted prior to such acceptance shall be conditional upon such acceptance being given and any conditions complied with and no such Options may be exercised unless such acceptance is given and such conditions are complied with.

12.  Governing Law

     This Plan and any Options granted hereunder shall be governed by and interpreted in accordance with the laws of the Province of Ontario.

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13.  Additional Information for Quebec Residents

     The following information will be provided to Individuals Eligible to Receive Options who are residents of the Province of Quebec at the time that they are granted Options pursuant to the Plan:

     (a) There is no minimum sum to be collected under the Plan and the Company proposes to use the proceeds of the Plan for general corporate purposes;

     (b) No changes have occurred among the senior executives of the Company since the last annual meeting of shareholders other than as disclosed in a Schedule that will be attached;

     (c) There has been no transfer of the securities of the Company that resulted in a material change in control of the Company since the last meeting of shareholders of the Company other than as disclosed in a Schedule that will be attached;

     (d) All other material facts in respect of the Company or the securities offered under the Plan that are necessary to enable an informed decision have been made public; and

     (e) A copy of the most recent audited financial statements of the Company will be attached.

                                    LUMONICS INC.

                                    By:
                                       -----------------------------
                                       Authorized Officer

                                       September 14, 1995